As filed with the Securities and Exchange Commission on July 28, 2021

Registration No. 333-256168

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NextGen Acquisition Corporation*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	3711	98-1550505
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2255 Glades Road, Suite 324A
Boca Raton, FL 33431
(561) 208-8860
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick Ford
Chief Financial Officer and Secretary
c/o NextGen Acquisition Corporation
2255 Glades Road, Suite 324A
Boca Raton, FL 33431
(561) 208-8860
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard L. Ellin, Esq. David J. Goldschmidt, Esq. June S. Dipchand, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 375-3000	Dave Peinsipp Dave Young Kristin VanderPas Garth Osterman Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share security		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value(3)	46,875,000	$9.89	(4)	$463,593,750	$50,578
Redeemable warrants(5)	18,333,334	$12.80	(6)	$234,666,675	$25,602
Common stock issuable upon exercise of the warrants(7)	18,333,334	—	(8)	—	—
Common stock(9)	147,281,416	$9.89	(4)	$1,456,613,204	$158,917
Total				$2,154,873,629	235,097	(10)

(1)	Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), NextGen Acquisition Corporation, a Cayman Islands exempted company (“NextGen”), intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which NextGen’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by NextGen (after the Domestication), the continuing entity following the Domestication, which will be renamed “Xos, Inc.” (“New Xos”), as further described in the proxy statement/prospectus. As used herein, “New Xos” refers to NextGen after the Domestication, including after such change of name.
(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	The number of shares of common stock of New Xos being registered represents (i) 37,500,000 Class A ordinary shares that were registered pursuant to NextGen’s Registration Statement on Form S-1 (File No. 333-248921) (the “IPO Registration Statement”) and offered by NextGen in its initial public offering and (ii) 9,375,000 Class B ordinary shares that were issued prior to NextGen’s initial public offering. NextGen’s outstanding Class A ordinary shares and Class B ordinary shares will be automatically converted by operation of law into shares of New Xos common stock following the Domestication.
(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of NextGen (the company to which New Xos will succeed following the Domestication) on the Nasdaq Capital Market (“Nasdaq”) on May 12, 2021 ($9.89 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
(5)	The number of warrants to acquire shares of New Xos common stock being registered represents (i) 12,500,000 redeemable warrants to purchase Class A ordinary shares that were registered pursuant to the IPO Registration Statement and offered by NextGen in its initial public offering and (ii) 6,333,334 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with NextGen’s initial public offering to NextGen Sponsor LLC (the “Sponsor”). Such warrants will automatically be converted by operation of law into warrants to purchase shares of New Xos common stock following the Domestication.
(6)	Estimated solely for the purpose of calculating the registration fee, and represents the sum of (i) the average of the high and low prices of the public warrants of NextGen (the company to which New Xos will succeed following the Domestication) on Nasdaq on May 12, 2021 ($1.30 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the exercise price of $11.50 per share of common stock issuable upon exercise of such public warrants. This calculation is in accordance with Rule 457(f)(1) and 457(i) of the Securities Act.
(7)	Represents shares of New Xos common stock to be issued upon the exercise of (i) 12,500,000 redeemable warrants to purchase Class A ordinary shares of NextGen that were registered pursuant to the IPO Registration Statement and offered by NextGen in its initial public offering and (ii) 6,333,334 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with NextGen’s initial public offering. Such warrants will automatically be converted by operation of law into warrants to purchase shares of New Xos common stock following the Domestication.
(8)	No additional registration fee is payable pursuant to Rule 457(i).
(9)	The number of shares of common stock of New Xos being registered represents the sum of (a) 127,630,833 shares of New Xos common stock issuable upon consummation of the Business Combination described herein (which number represents the maximum number of shares issuable pursuant to options to purchase shares of New Xos common stock) and (b) up to 19,650,583 shares of New Xos common stock that may be issued after the consummation of the Business Combination pursuant to the earn-out provisions of the Merger Agreement described herein.
(10)	The filing fee has previously been paid.
*	Prior to the consummation of the Merger described herein, the Registrant intends to effect the Domestication. All securities being registered will be issued by NextGen Acquisition Corporation (after the Domestication), the continuing entity following the Domestication, which will be renamed “Xos, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

NextGen Acquisition Corporation is filing this Amendment No. 3 to its registration statement on Form S-4 (File No. 333-256168) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits (Nos. 2.2, 4.6, 5.1 and 8.1). The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. NextGen’s amended and restated memorandum and articles of association provided for indemnification of NextGen’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

NextGen has entered into agreements with NextGen’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in NextGen’s amended and restated memorandum and articles of association. NextGen has purchased a policy of directors’ and officers’ liability insurance that insures NextGen’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against NextGen’s obligations to indemnify NextGen’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, NextGen has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)    Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of February 21, 2021, as amended on May 14, 2021, by and among the Registrant, Sky Merger Sub I, Inc. and Xos, Inc. (included as Annex A to the proxy statement/prospectus).
2.2	Plan of Domestication, dated as of July 26, 2021.
2.3(1)	Amendment to the Agreement and Plan of Merger, dated as of May 14, 2021.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex H to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of New Xos, to become effective upon Domestication (included as Annex I to the proxy statement/ prospectus).
3.3	Form of Bylaws of New Xos, to become effective upon Domestication (included as Annex J to the proxy statement/prospectus).
4.1(2)	Specimen Unit Certificate of NextGen Acquisition Corporation.
4.2(3)	Specimen Class A Ordinary Share Certificate of NextGen Acquisition Corporation.
4.3(4)	Specimen Warrant Certificate of NextGen Acquisition Corporation.
4.4(5)	Warrant Agreement, dated October 6, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5*	Specimen Common Stock Certificate of New Xos.
4.6	Form of Certificate of Corporate Domestication of New Xos, to be filed with the Secretary of the State of Delaware.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Sponsor Support Agreement, dated February 21, 2021, by and among NextGen Sponsor LLC, the Registrant, each officer and director of the Registrant and Xos, Inc. (included as Annex B to the proxy statement/prospectus).

Exhibit Number	Description
10.2	Xos Stockholder Support Agreement, dated February 21, 2021, by and among the Registrant, Xos, Inc. and certain stockholders of Xos, Inc. (included as Annex C to the proxy statement/prospectus).
10.3	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.4	Form of Amended and Restated Registration Rights Agreement, by and among New Xos, NextGen Sponsor LLC and certain former stockholders of Xos, Inc. (included as Annex E to the proxy statement/prospectus).
10.5(6)	Promissory Note, dated July 31, 2020, issued to NextGen Sponsor LLC.
10.6(5)	Letter Agreement, dated October 6, 2020, among the Registrant, NextGen Sponsor LLC and the Registrant’s officers and directors.
10.7(5)	Investment Management Trust Agreement, dated October 6, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as trustee.
10.8(5)	Administrative Services Agreement, dated October 6, 2020, between the Registrant and Glen Capital Partners LLC.
10.9(5)	Sponsor Warrants Purchase Agreement, dated October 5, 2020, between the Registrant and NextGen Sponsor LLC.
10.10(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and George M. Mattson.
10.11(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and Gregory L. Summe.
10.12(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and Patrick T. Ford.
10.13(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and S. Sara Mathew.
10.14(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and Jeffery M. Moslow.
10.15(5)	Indemnity Agreement, dated October 6, 2020, between the Registrant and Josef H. von Rickenbach.
10.16(7)	Form of Lock-Up Agreement by and among certain former stockholders of Xos, Inc.
10.17(8)	Promissory Note, dated March 29, 2021, issued to NextGen Sponsor LLC.
10.18	Form of Xos, Inc. 2021 Equity Incentive Plan and forms of agreements thereunder (included as Annex F to the proxy statement/prospectus).
10.19	Form of Xos, Inc. 2021 Employee Stock Purchase Plan and forms of agreements thereunder (included as Annex G to the proxy statement/prospectus).
21.1*	List of subsidiaries of the Registrant.
23.1*	Consent of Marcum LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2*	Consent of George Mattson to be named as a director.
99.3*	Consent of Dakota Semler to be named as a director.
99.4*	Consent of Giordano Sordoni to be named as a director.
99.5*	Consent of S. Sara Mathew to be named as a director.
99.6*	Consent of Ed Rapp to be named as a director.
99.7*	Consent of Burt Jordan to be named as a director.
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
+	Schedules and exhibits have been omitted pursuant to Item 601 (b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 14, 2021.
(2)	Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on October 18, 2020.

(3)	Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on October 18, 2020.
(4)	Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on October 18, 2020.
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 9, 2020.
(6)	Incorporated by reference to Exhibit 10.1 filed with the Form S-1 filed by the Registrant on October 18, 2020.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 22, 2021.
(8)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K/A filed on May 14, 2021.

Item 22. Undertakings.

1. The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of July, 2021.

NEXTGEN ACQUISITION CORPORATION

By:	/s/ Gregory L. Summe
Name:	Gregory L. Summe
Title:	Co-Chairman and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints George N. Mattson and Gregory L. Summe as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of NextGen Acquisition Corporation and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George N. Mattson	Co-Chairman and Director	July 28, 2021
George N. Mattson

/s/ Gregory L. Summe	Co-Chairman and Director	July 28, 2021
Gregory L. Summe

/s/ Patrick T. Ford	Chief Financial Officer and Secretary	July 28, 2021
Patrick T. Ford	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ S. Sara Mathew	Director	July 28, 2021
S. Sara Mathew

/s/ Jeffrey M. Moslow	Director	July 28, 2021
Jeffrey M. Moslow

/s/ Josef H. von Rickenbach	Director	July 28, 2021
Josef H. von Rickenbach